UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2018

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

(425) 205-2900

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Bob Azelby as President and Chief Executive Officer

On June 4, 2018, Alder BioPharmaceuticals, Inc. (“Alder”) entered into an offer letter (the “Offer Letter”) with Robert (“Bob”) Azelby to serve as Alder’s President and Chief Executive Officer, starting on June 13, 2018. Paul B. Cleveland will cease serving as Interim President and Chief Executive Officer of Alder as of such date.

Pursuant to the terms of the Offer Letter, Mr. Azelby will receive an initial annual base salary of $600,000 and is eligible to receive an annual performance and retention bonus of up to 60% of his annual base salary. Mr. Azelby will be granted (a) an option to purchase 1,000,000 shares of common stock (the “Time-Based Option”) and (b) an option to purchase 150,000 shares of common stock (the “Performance-Based Option”), each pursuant to the Inducement Plan (as defined below). The Time-Based Option will vest with respect to 25% of the shares underlying the Time-Based Option one year after Mr. Azelby’s employment start date and the remaining 75% of the shares underlying the Time-Based Option will vest in equal monthly installments over the 36 month period following the one year anniversary of Mr. Azelby’s employment start date, subject to his continued service to Alder through each relevant vesting date. The Performance-Based Option will vest based upon acceptance by the U.S. Food and Drug Administration (or any successor entity thereto) (the “FDA”) of the first Biologics License Application submitted to the FDA by Alder or an affiliate seeking approval for the commercial sale and marketing of eptinezumab in the United States. Upon the commencement of Mr. Azelby’s employment with Alder, he will also become a member of Alder’s Board of Directors, serving as a Class I Director until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal.

From November 2015 to May 2018, Mr. Azelby, 50, served as executive vice president, chief commercial officer of Juno Therapeutics, Inc. From June 2012 to October 2015, Mr. Azelby served as vice president and general manager, oncology at Amgen Inc. From October 2010 to May 2012, he served as Amgen’s vice president, Amgen Oncology Sales. Prior to that, he served in various positions at Amgen, including periods as vice president, commercial effectiveness unit and general manager of Amgen Netherlands. From April 2017 to March 2018, Mr. Azelby served on the board of directors of Cascadian Therapeutics, Inc. Mr. Azelby holds a B.A. in Economics and Religious Studies from the University of Virginia and an M.B.A. from Harvard Business School.

The foregoing summary of the Offer Letter is not intended to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Adoption of Inducement Award Plan

On June 11, 2018, the Compensation Committee of the Board of Directors of Alder (the “Compensation Committee”) adopted the Alder BioPharmaceuticals, Inc. 2018 Inducement Award Plan (the “Inducement Plan”) pursuant to which Alder reserved 3,000,000 shares of its common stock for issuance under the Inducement Plan. The only persons eligible to receive grants of Awards under the Inducement Plan are individuals who satisfy the standards for inducement grants under Nasdaq Marketplace Rule 5635(c)(4). An “Award” is any right to receive Alder common stock pursuant to the Inducement Plan, consisting of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, or any other stock award. On June 11, 2018, the Compensation Committee also adopted forms of agreements for use with the Inducement Plan.

The foregoing summary of the Inducement Plan is not intended to be complete and is qualified in its entirety by reference to the full text of the Inducement Plan, to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. The forms of agreements for use with the Inducement Plan will also be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.

Dated: June 11, 2018	By:	/s/ James B. Bucher
James B. Bucher
Senior Vice President and General Counsel